                                                           EXHIBIT NO. 99.17(e)

                         MFS(R) INTERMEDIATE INCOME FUND

            SUPPLEMENT DATED APRIL 1, 1999 TO THE CURRENT PROSPECTUS

This Supplement describes the fund's class I shares, and it supplements certain information in the fund's Prospectus dated April 1, 1999. The caption headings used in this Supplement correspond with the caption headings used in the Prospectus.

You may purchase class I shares only if you are an eligible institutional investor, as described under the caption "Description of Share Classes" below.

1.  RISK RETURN SUMMARY


    PERFORMANCE TABLE. The "Performance Table" is intended to indicate some of the risks of investing in the fund by showing changes in the fund's performance over time. The table is supplemented as follows:


Average Annual Total Returns as of December 31, 1998


                                            1 YEAR        5 YEARS      10 YEARS
                                            ------        -------      --------
Class I shares                              5.74%          4.52%         6.03%
J. P. Morgan Non-Dollar Government
  Bond Index*+                             18.28%         8.79%         8.76%
Lehman Brothers Intermediate Government
  Bond Index**++                            8.49%          6.45%         8.34%
Lehman Brothers Mortgage Index***+++        6.96%          7.23%         9.13%

----------
* The J. P. Morgan Non-dollar Government Bond Index is a broad based unmanaged aggregate of actively traded government bonds issued from 12 countries (excluding the United States) with remaining maturities of at least one year.
** The Lehman Brothers Intermediate Government Bond Index is a broad based unmanaged, market-value-weighted index comprised of fixed-rate investment-grade debt issues of the U.S. government and its agencies with a remaining maturity of less than 10 years.
*** The Lehman Brothers Mortgage Index is a broad based unmanaged, total return index made up of all fixed-rate securities backed by pools of the Government National Mortgage Association (GNMA), the Federal Home Loan Mortgage Corporation (FHLMC), and the Federal National Mortgage Association (FNMA).

+   Source:  Lipper Analytical Services, Inc.
++  Source:  DSA/Wiesenberger.
+++ Source:  AIM.


The fund commenced investment operations on August 1, 1988 with the offering of class B shares, and subsequently offered class I shares on January 2, 1997. Class I share performance includes the performance of the fund's class B shares for periods prior to the offering of class I shares. This blended class I share performance has been adjusted to take into account the fact that class I shares have no CDSC. This blended performance has not been adjusted to take into account differences in class specific operating expenses. Class I share performance generally would have been higher than class B share performance had class I shares been offered for the entire period, because certain operating expenses (e.g., distribution and service fees) attributable to class B shares are higher than those of class I shares.

2.  EXPENSE SUMMARY


    EXPENSE TABLE. The "Expense Table" describes the fees and expenses that you may pay when you buy, redeem and hold shares of the fund. The table is supplemented as follows:


    ANNUAL FUND OPERATING EXPENSES
    (EXPENSES THAT ARE DEDUCTED FROM FUND ASSETS)

      Management Fees..........................................          0.75%
      Distribution and Service (12b-1) Fees....................          0.00%
      Other Expenses(1)........................................          0.40%
                                                                         -----
      Total Annual Fund Operating Expenses.....................          1.15%
        Fee Waiver(2)..........................................         (0.20)%
        Net Expenses...........................................          0.95%

--------------
(1) The fund has an expense offset arrangement which reduces the fund's custodian fee based upon the amount of cash maintained by the fund with its custodian and dividend disbursing agent. The fund may enter into other similar arrangements and directed brokerage arrangements, which would also have the effect of reducing the fund's expenses. "Other Expenses" do not take into account these expense reductions, and therefore do not represent the actual expenses of the fund.


(2) MFS has agreed to reduce its management fee to a maximum of 0.55% per annum of the average daily net assets of the fund. This contractual fee arrangement will remain in effect until at least April 1, 2000 absent an earlier modification approved by the Board of Trustees which oversees the fund.

    EXAMPLE OF EXPENSES. The "Example of Expenses" table is intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds. The table is supplemented as follows:


    SHARE CLASS           YEAR 1         YEAR 3         YEAR 5          YEAR 10
    -----------           ------         ------         ------          -------

    Class I shares        $97            $303           $526            $1,166

3.  DESCRIPTION OF SHARE CLASSES

The "Description of Share Classes" is supplemented as follows:

If you are an eligible institutional investor (as described below), you may purchase class I shares at net asset value without an initial sales charge or CDSC upon redemption. Class I shares do not have annual distribution and service fees, and do not convert to any other class of shares of the fund.

The following eligible institutional investors may purchase class I shares:

    o certain retirement plans established for the benefit of employees of MFS and employees of MFS' affiliates; and

    o any fund distributed by MFS, if the fund seeks to achieve its investment objective by investing primarily in shares of the fund and other MFS funds.

In no event will the fund, MFS, MFD or any of their affiliates pay any sales commissions or compensation to any third party in connection with the sale of class I shares. The payment of any such sales commission or compensation would, under the fund's policies, disqualify the purchaser as an eligible investor in class I shares.

4.  HOW TO PURCHASE, EXCHANGE AND REDEEM SHARES

The discussion of "How to Purchase, Exchange and Redeem Shares" is supplemented as follows:

You may purchase, redeem and exchange class I shares only through your MFD representative or by contacting MFSC (see the back cover of the Prospectus for address and phone number). You may exchange your class I shares for class I shares of another MFS Fund (if you are eligible to purchase them) and for shares of the MFS Money Market Fund at net asset value.

5.  FINANCIAL HIGHLIGHTS


The "Financial Highlights" table is intended to help you understand the fund's financial performance. It is supplemented as follows:


FINANCIAL HIGHLIGHTS - CLASS I SHARES
YEAR ENDED NOVEMBER 30,                               1998            1997*
                                                      ----            -----
Per share data (for a share outstanding throughout
  each period):
Net asset value - beginning of period                $ 8.41           $ 8.43
                                                     ------           ------
Income from investment operations # -
    Net investment incomess.                         $ 0.55           $ 0.61
    Net realized and unrealized loss
       on investments and foreign currency
       transactions                                   (0.07)           (0.17)
                                                     ------           ------
          Total from investment operations           $ 0.48           $ 0.44
                                                     ------           ------
Less distributions declared to shareholders -
    From net investment income                       $(0.52)          $(0.46)
                                                     ------           ------
    From paid-in capital                              (0.06)             --
                                                     ------           ------
       Total distributions declared to
         shareholders                                $(0.58)          $(0.46)
                                                     ------           ------
Net asset value - end of period                      $ 8.31           $ 8.41
                                                     ------           ------
Total return                                           5.97%            5.07%++
Ratios (to average net assets)/Supplemental data:
    Expenses##                                         1.10%            1.03%+
    Net investment income                              6.36%            6.52%+
Portfolio turnover                                      173%             226%
Net assets, end of period (000 omitted)                  $8               $3

-----------
* For the period from the inception of class I shares, January 2, 1997 through November 30, 1997.
+   Annualized
++  Not annualized
#   Per share data are based on average shares outstanding.

## The fund has an expense offset arrangement which reduces the fund's custodian fee based upon the amount of cash maintained by the fund with its custodian and dividend disbursing agent. The fund's expenses are calculated without reduction for this expense offset arrangement.
(S) The investment adviser waived a portion of its management fee for certain of the periods indicated. If the fee had been incurred by the fund, the net investment income per share and the ratios would have been:

        Net investment income                         $0.55             --
                                                     ------           ------
        Ratios (to average net assets):
              Expenses##                               1.13%            --
              Net investment income                    6.33%            --




                  THE DATE OF THIS SUPPLEMENT IS APRIL 1, 1999.

-------------------------------
MFS(R) INTERMEDIATE INCOME FUND
-------------------------------

APRIL 1, 1999
                                                                    PROSPECTUS

                                           CLASS A SHARES OF BENEFICIAL INTEREST
                                           CLASS B SHARES OF BENEFICIAL INTEREST


--------------------------------------------------------------------------------

This Prospectus describes the MFS Intermediate Income Fund. The investment objective of the fund is to preserve capital and provide high current income.


THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED THE FUND'S SHARES OR DETERMINED WHETHER THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANYONE WHO TELLS YOU OTHERWISE IS COMMITTING A CRIME.

  -----------------
  TABLE OF CONTENTS
  -----------------

                                                                     Page
I           Risk Return Summary ...................................   1
II          Expense Summary .......................................   8
III         Certain Investment Strategies and Risks ...............  10
IV          Management of the Fund ................................  11
V           Description of Share Classes ..........................  12
VI          How to Purchase, Exchange and Redeem Shares ...........  15
VII         Investor Services and Programs ........................  19
VIII        Other Information .....................................  21
IX          Financial Highlights ..................................  24
            Appendix A -- Investment Techniques and Practices ..... A-1
            Appendix B -- Sales Charge Categories Available to
            Certain Retirement Plans .............................. B-1

  ----------------------
  I  RISK RETURN SUMMARY
  ----------------------

o   INVESTMENT OBJECTIVE

    The fund's investment objective is to preserve capital and provide high current income. The fund's objective may be changed without shareholder approval.

o   PRINCIPAL INVESTMENT POLICIES

    The fund invests, under normal market conditions, at least 65% of its total assets in fixed income securities with "intermediate" maturities (generally securities with remaining maturities of 10 years or less). These securities may include:

    o U.S. government securities, which are bonds or other debt obligations issued by, or whose principal and interest payments are guaranteed or supported by, the U.S. government or one of its agencies or instrumentalities (including mortgage-backed securities),

    o foreign government securities, which are bonds or other debt obligations issued by foreign governments, including emerging market governments, as described above,

    o corporate bonds, which are bonds or other debt obligations issued by domestic or foreign (including emerging market) corporations or other similar entities,

    o mortgage-backed and asset-backed securities, which represent interests in a pool of assets such as mortgage loans, car loan receivables, or credit card receivables.

    Fixed income securities with intermediate maturities may include:

    o   securities with remaining maturities of 10 years or less,

    o   securities with estimated remaining average lives of 10 years or less,

    o securities with a "duration" of 10 years or less (the fund determines the duration of a fixed income security by taking the present value of all its future principal and interest payments and calculating the dollar-weighted average time until those payments will be received).

      Under normal market conditions, the fund's average weighted portfolio maturity will be between 3 and 7 years.

      In selecting fixed income investments for the fund, MFS considers the views of its large group of fixed income portfolio managers and research analysts. This group periodically assesses the three-month total return outlook for various segments of the fixed income markets. This three-month "horizon" outlook is used by the portfolio manager(s) of MFS' fixed income oriented funds (including the fund) as a tool in making or adjusting a fund's asset allocations to various segments of the fixed income markets. In assessing the credit quality of fixed income securities, MFS does not rely solely on the credit ratings assigned by credit rating agencies, but rather performs its own independent credit analysis.

      The fund may invest in derivative securities. Derivatives are securities whose value may be based on other securities, currencies, interest rates, or indices. Derivatives include:

    o   futures and forward contracts,

    o options on futures contracts, foreign currencies, securities and bond indices,

    o   structured notes and indexed securities, and

    o   swaps, caps, collars and floors.

      The fund is a non-diversified mutual fund. This means that the fund may invest a relatively high percentage of its assets in a small number of issuers.

o   PRINCIPAL RISKS OF AN INVESTMENT

    The principal risks of investing in the fund and the circumstances reasonably likely to cause the value of your investment in the fund to decline are described below. As with any non-money market mutual fund, the share price of the fund will change daily based on market conditions and other factors. Please note that there are many circumstances which could cause the value of your investment in the fund to decline, and which could prevent the fund from achieving its objective, that are not described here.

    The principal risks of investing in the fund are:

    o Interest Rate Risk: When interest rates rise, the prices of fixed income securities in the fund's portfolio will generally fall. Conversely, when interest rates fall, the prices of fixed income securities in the fund's portfolio will generally rise.

    o Maturity Risk: Interest rate risk will generally affect the price of a fixed income security more if the security has a longer maturity. Fixed income securities with intermediate maturities will be less volatile but generally provide lower returns than fixed income securities with longer maturities. The average maturity of the fund's fixed income investments will affect the volatility of the fund's share price.

    o Allocation Risk: The fund will allocate its investments among various segments of the fixed income markets based upon judgments made by MFS. The fund could miss attractive investment opportunities by underweighting markets where there are significant returns, and could lose value by overweighting markets where there are significant declines.

    o Credit Risk: Credit risk is the risk that the issuer of a fixed income security will not be able to pay principal and interest when due. Rating agencies assign credit ratings to certain fixed income securities to indicate their credit risk. The price of a fixed income security will generally fall if the issuer defaults on its obligation to pay principal or interest, the rating agencies downgrade the issuer's credit rating or other news affects the market's perception of the issuer's credit risk.

    o Foreign Securities: Investments in foreign securities involve risks relating to political, social and economic developments abroad, as well as risks resulting from the differences between the regulations to which U.S. and foreign issuers and markets are subject:

        |> These risks may include the seizure by the government of company assets, excessive taxation, withholding taxes on dividends and interest, limitations on the use or transfer of portfolio assets, and political or social instability.

        |> Enforcing legal rights may be difficult, costly and slow in foreign countries, and there may be special problems enforcing claims against foreign governments.

        |> Foreign companies may not be subject to accounting standards or governmental supervision comparable to U.S. companies, and there may be less public information about their operations.

        |> Foreign markets may be less liquid and more volatile than U.S.
           markets.

        |> Foreign securities often trade in currencies other than the U.S.
           dollar, and the fund may directly hold foreign currencies and purchase and sell foreign currencies through forward exchange contracts. Changes in currency exchange rates will affect the fund's net asset value, the value of dividends and interest earned, and gains and losses realized on the sale of securities. An increase in the strength of the U.S. dollar relative to these other currencies may cause the value of the fund to decline. Certain foreign currencies may be particularly volatile, and foreign governments may intervene in the currency markets, causing a decline in value or liquidity in the fund's foreign currency holdings. By entering into forward foreign currency exchange contracts, the fund may be required to forego the benefits of advantageous changes in exchange rates and, in the case of forward contracts entered into for the purposes of increasing return, the fund may sustain losses which will reduce its gross income. Forward foreign currency exchange contracts involve the risk that the party with which the fund enters the contract may fail to perform its obligations to the fund.

    o Emerging Markets Risk: Emerging markets are generally defined as countries in the initial stages of their industrialization cycles with low per capita income. Investments in emerging markets securities involve all of the risks of investments in foreign securities, and also have additional risks:

        |> All of the risks of investing in foreign securities are heightened by investing in emerging markets countries.

        |> The markets of emerging markets countries have been more volatile than the markets of developed countries with more mature economies. These markets often have provided significantly higher or lower rates of return than developed markets, and significantly greater risks, to investors.

    o Liquidity Risk: The fixed income securities purchased by the fund may be traded in the over-the-counter market rather than on an organized exchange and are subject to liquidity risk. This means that they may be harder to purchase or sell at a fair price. The inability to purchase or sell these fixed income securities at a fair price could have a negative impact on the fund's performance.

    o   Mortgage and Asset-Backed Securities:

        |> Maturity Risk:

           + Mortgage-Backed Securities: A mortgage-backed security will mature when all the mortgages in the pool mature or are prepaid. Therefore, mortgage-backed securities do not have a fixed maturity, and their expected maturities may vary when interest rates rise or fall.

             > When interest rates fall, homeowners are more likely to prepay their mortgage loans. An increased rate of prepayments on the fund's mortgage-backed securities will result in an unforeseen loss of interest income to the fund. Because prepayments increase when interest rates fall, the price of mortgage-backed securities does not increase as much as other fixed income securities when interest rates fall.

             > When interest rates rise, homeowners are less likely to prepay their mortgage loans. A decreased rate of prepayments lengthens the expected maturity of a mortgage-backed security. Therefore, the prices of mortgage-backed securities may decrease more than prices of other fixed income securities when interest rates rise.

           + Collateralized Mortgage Obligations: The fund may invest in mortgage-backed securities called collateralized mortgage obligations (CMOs). CMOs are issued in separate classes with different stated maturities. As the mortgage pool experiences prepayments, the pool pays off investors in classes with shorter maturities first. By investing in CMOs, the fund may manage the prepayment risk of mortgage-backed securities. However, prepayments may cause the actual maturity of a CMO to be substantially shorter than its stated maturity.

           + Asset-Backed Securities: Asset-backed securities have prepayment risks similar to mortgage-backed securities.

        |> Credit Risk: As with any fixed income security, mortgage-backed and asset- backed securities are subject to the risk that the issuer will default on principal and interest payments. It may be difficult to enforce rights against the assets underlying mortgage-backed and asset-backed securities in the case of default. The U.S. government or its agencies may guarantee the payment of principal and interest on some mortgage-backed securities. Mortgage- backed securities and asset-backed securities issued by private lending institutions or other financial intermediaries may be supported by insurance or other forms of guarantees.

    o   Derivatives Risk:

        |> Hedging Risk: When a derivative is used as a hedge against an opposite position that the fund also holds, any loss generated by the derivative should be substantially offset by gains on the hedged investment, and vice versa. While hedging can reduce or eliminate losses, it can also reduce or eliminate gains.

        |> Correlation Risk: When the fund used derivatives to hedge, it takes the risk that changes in the value of the derivative will not match those of the asset being hedged. Incomplete correlation can result in unanticipated losses.

        |> Investment Risk: When the fund uses derivatives as an investment vehicle to gain market exposure, rather than for hedging purposes, any loss on the derivative investment will not be offset by gains on another hedged investment. The fund is therefore directly exposed to the risks of that derivative. Gains or losses from derivative investments may be substantially greater than the derivative's original cost.

        |> Availability Risk: Derivatives may not be available to the fund upon acceptable terms. As a result, the fund may be unable to use derivatives for hedging or other purposes.

        |> Credit Risk: When the fund uses derivatives, it is subject to the risk that the other party to the agreement will not be able to perform.

    o Non-Diversified Status Risk: Because the fund may invest a higher percentage of its assets in a small number of issuers, the fund is more susceptible to any single economic, political or regulatory event affecting those issuers than is a diversified fund.


    o As with any mutual fund, you could lose money on your investment in the fund.

    An investment in the fund is not a bank deposit and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

o   BAR CHART AND PERFORMANCE TABLE


    The bar chart and performance table below are intended to indicate some of the risks of investing in the fund by showing changes in the fund's performance over time. The performance table also shows how the fund's performance over time compares with that of a broad measure of market performance. The chart and table provide past performance information. The fund's past performance does not necessarily indicate how the fund will perform in the future. The performance information in the chart and table is based upon calendar year periods, while the performance information presented under the caption "Financial Highlights" and in the fund's shareholder reports is based upon the fund's fiscal year. Therefore, these performance results differ.


    BAR CHART


    The bar chart shows changes in the annual total returns of the fund's class B shares for the last ten calendar years. The chart and related notes do not take into account any sales charges (loads) that you may be required to pay upon purchase or redemption of the fund's shares, but do include the reinvestment of distributions. Any sales charge will reduce your return. The return of the fund's other classes of shares will differ from the class B returns shown in the bar chart, depending upon the expenses of those classes.


               1989                      7.50%
               1990                      7.09%
               1991                     11.82%
               1992                      2.38%
               1993                      9.19%
               1994                     (6.43)%
               1995                     15.12%
               1996                      3.81%
               1997                      4.91%
               1998                      4.63%

      During the period shown in the bar chart, the highest quarterly return was 5.48% (for the calendar quarter ended September 30, 1991) and the lowest quarterly return was (4.20)% (for the calendar quarter ended March 31, 1994).

    PERFORMANCE TABLE


    This table shows how the average annual total returns of each class of the fund compares to a broad measure of market performance and various other market indicators and assumes the reinvestment of distributions.


    AVERAGE ANNUAL TOTAL RETURNS AS OF DECEMBER 31, 1998
    ..........................................................................
                                               1 YEAR      5 YEARS      10 YEARS


    Class A shares                               0.61%       4.23%        5.92%
    Class B shares                               0.67%       3.87%        5.85%
    J. P. Morgan Non-Dollar Government
    Bond Index*+++                              18.28%       8.79%        8.76%
    Lehman Brothers Intermediate Government
    Bond Index**++                               8.49%       6.45%        8.34%
    Lehman Brothers Mortgage Index***+++         6.96%       7.23%        9.13%

    ------
* The J. P. Morgan Non-dollar Government Bond Index is a broad based unmanaged aggregate of actively traded government bonds issued from 12 countries (excluding the United States) with remaining maturities of at least one year.
** The Lehman Brothers Intermediate Government Bond Index is a broad based unmanaged, market-value-weighted index comprised of fixed-rate investment-grade debt issues of the U.S. government and its agencies with a remaining maturity of less than 10 years.
*** The Lehman Brothers Mortgage Index is a broad based unmanaged, total return index made up of all fixed-rate securities backed by pools of the Government National Mortgage Association (GNMA), the Federal Home Loan Mortgage Corporation (FHLMC), and the Federal National Mortgage Association (FNMA).

+    Source: Lipper Analytical Services, Inc.
++   Source: CDA/Wiesenberger.
+++  Source: AIM.

    Share performance is calculated according to Securities and Exchange Commission rules. Class A share performance takes into account the deduction of the 4.75% maximum sales charge. Class B share performance takes into account the deduction of the applicable contingent deferred sales charge (referred to as a CDSC), which declines over six years from 4% to 0%.


      The fund commenced investment operations on August 1, 1988 with the offering of class B shares, and subsequently offered class A shares on September 7, 1993. Class A share performance includes the performance of the fund's class B shares for periods prior to the offering of class A shares. This blended class A performance has been adjusted to take into account the initial sales charge applicable to class A shares, rather than the CDSC applicable to class B shares. This blended performance has not been adjusted to take into account differences in class specific operating expenses. Class A share performance generally would have been higher than class B share performance had class A shares been offered for the entire period, because certain operating expenses (e.g., distribution and service fees) attributable to class B shares are higher than those of class A shares.

  -------------------
  II  EXPENSE SUMMARY
  -------------------

o   EXPENSE TABLE

    This table describes the fees and expenses that you may pay when you buy, redeem and hold shares of the fund.

    SHAREHOLDER FEES (fees paid directly from your investment)
    ..........................................................................

                                                              CLASS A    CLASS B


    Maximum Sales Charge (Load) Imposed on Purchases (as a
    percentage of offering price) .........................    4.75%      0.00%
    Maximum Deferred Sales Charge (Load) (as a percentage
    of original purchase price or redemption proceeds,
    whichever is less) .................................... See Below(1)  4.00%

    ANNUAL FUND OPERATING EXPENSES (expenses that are deducted from fund assets)
    ..........................................................................

    Management Fees .......................................    0.75%      0.75%
    Distribution and Service (12b-1) Fees(2) ..............    0.25%      1.00%
    Other Expenses(3) .....................................    0.40%      0.40%
                                                               -----      -----
    Total Annual Fund Operating Expenses ..................    1.40%      2.15%

        Fee Waiver and/or Expense Reimbursement(4) ........  (0.45)%    (0.20)%

        Net Expenses ......................................    0.95%      1.95%


    ------

    (1) An initial sales charge will not be deducted from your purchase if you buy $1 million or more of class A shares, or if you are investing through a retirement plan and your class A purchase meets certain requirements. However, in this case, a contingent deferred sales charge (referred to as a CDSC) of 1% may be deducted from your redemption proceeds if you redeem your investment within 12 months.
    (2) The fund adopted a distribution plan under Rule 12b-1 that permits it to pay marketing and other fees to support the sale and distribution of class A and B shares and the services provided to you by your financial adviser (referred to as distribution and service fees).
    (3) The fund has an expense offset arrangement which reduces the fund's custodian fee based upon the amount of cash maintained by the fund with its custodian and dividend disbursing agent. The fund may enter into other similar arrangements and directed brokerage arrangements, which would also have the effect of reducing the fund's expenses. "Other Expenses" do not take into account these expense reductions, and are therefore higher than the actual expenses of the fund.


    (4) MFS has agreed to reduce its management fee to 0.55% annually of the average daily net assets of the fund. MFS has also agreed to waive its right to receive the 0.25% per annum class A service fee. These contractual fee arrangements will remain in effect until at least April 1, 2000, absent an earlier modification approved by the Board of Trustees which oversees the fund.


o   EXAMPLE OF EXPENSES

    These examples are intended to help you compare the cost of investing in the fund with the cost of investing in other mutual funds.

    The examples assume that:

    o You invest $10,000 in the fund for the time periods indicated and you redeem your shares at the end of the time periods;

    o Your investment has a 5% return each year and dividends and other distributions are reinvested; and

    o   The fund's operating expenses remain the same.

    Although your actual costs may be higher or lower, under these assumptions your costs would be:


    SHARE CLASS                        YEAR 1     YEAR 3    YEAR 5   YEAR 10
    --------------------------------------------------------------------------


    Class A shares                      $567       $763     $  976    $1,586
    Class B shares
      Assuming redemption at end of
        period                          $598       $912     $1,252    $2,013
      Assuming no redemption            $198       $612     $1,052    $2,013

  --------------------------------------------
  III  CERTAIN INVESTMENT STRATEGIES AND RISKS
  --------------------------------------------

    The fund may invest in various types of securities and engage in various investment techniques and practices which are not the principal focus of the fund and therefore are not described in this Prospectus. The types of securities and investment techniques and practices in which the fund may engage, including the principal investment techniques and practices described above, are identified in Appendix A to this Prospectus, and are discussed, together with their risks, in the fund's Statement of Additional Information (referred to as the SAI), which you may obtain by contacting MFS Service Center, Inc. (see back cover for address and phone number).

      The fund may depart from its principal investment strategies by temporarily investing for defensive purposes when adverse market, economic or political conditions exist. While the fund invests defensively, it may not be able to pursue its investment objective. The fund's defensive investment position may not be effective in protecting its value.

      The fund has and may engage in active and frequent trading to achieve its principal investment strategies. This may result in the realization and distribution to shareholders of higher capital gains as compared to a fund with less active trading policies, which would increase your tax liability. Frequent trading also increases transaction costs, which could detract from the fund's performance.

  --------------------------
  IV  MANAGEMENT OF THE FUND
  --------------------------


o   INVESTMENT ADVISER


    Massachusetts Financial Services Company (referred to as MFS or the adviser) is the fund's investment adviser. MFS is America's oldest mutual fund organization. MFS and its predecessor organizations have a history of money management dating from 1924 and the founding of the first mutual fund, Massachusetts Investors Trust. Net assets under the management of the MFS organization were approximately $102.9 billion on behalf of approximately 3.8 million investor accounts as of January 31, 1999. As of such date, the MFS organization managed approximately $73.6 billion of net assets in equity funds and equity portfolios. Approximately $4.7 billion of the assets managed by MFS are invested in securities of foreign issuers and foreign denominated securities of U.S. issuers. MFS is located at 500 Boylston Street, Boston, Massachusetts 02116.

      MFS provides investment management and related administrative services and facilities to the fund, for which the fund has contracted to pay MFS an annual management fee equal to 0.32% of the fund's average daily net assets plus 5.65% of its daily gross income for its then-current fiscal year. For fiscal year 1998, this fee was equivalent to 0.75% of the fund's average daily net assets. MFS has contracted to waive its right to receive a portion of this fee as described under "Expense Summary".


o   PORTFOLIO MANAGER

    The fund's portfolio managers are James J. Calmas, a Vice President of MFS, and Stephen C. Bryant, a Senior Vice President of MFS. Mr. Calmas has been employed as a portfolio manager by the adviser since 1988 and has been one of the fund's portfolio managers since January 15, 1999. Mr. Bryant has been employed as a portfolio manager by the adviser since 1987 and has been one of the fund's portfolio managers since January 1, 1999.

o   ADMINISTRATOR

    MFS provides the fund with certain financial, legal, compliance, shareholder communications and other administrative services. MFS is reimbursed by the fund for a portion of the costs it incurs in providing these services.

o   DISTRIBUTOR

    MFS Fund Distributors, Inc. (referred to as MFD), a wholly owned subsidiary of MFS, is the distributor of shares of the fund.

o   SHAREHOLDER SERVICING AGENT

    MFS Service Center, Inc. (referred to as MFSC), a wholly owned subsidiary of MFS, performs transfer agency and certain other services for the fund, for which it receives compensation from the fund.

  -------------------------------
  V  DESCRIPTION OF SHARE CLASSES
  -------------------------------

    The fund offers class A and B shares through this prospectus. The fund also offers an additional class of shares, class I shares, exclusively to certain institutional investors. Class I shares are made available through a separate prospectus supplement provided to institutional investors eligible to purchase them.

o   SALES CHARGES

    You may be subject to an initial sales charge when you purchase, or a CDSC when you redeem, class A or B shares. These sales charges are described below. In certain circumstances, these sales charges are waived. These circumstances are described in the SAI. Special considerations concerning the calculation of the CDSC that apply to each of these classes of shares are described below under the heading "Calculation of CDSC."

      If you purchase your fund shares through a financial adviser (such as a broker or bank), the adviser may receive commissions or other concessions which are paid from various sources, such as from the sales charges and distribution and service fees, or from MFS or MFD. These commissions and concessions are described in the SAI.

o   CLASS A SHARES

    You may purchase class A shares at net asset value plus an initial sales charge (referred to as the offering price), but in some cases you may purchase class A shares without an initial sales charge but subject to a 1% CDSC upon redemption within one year. Class A shares have annual distribution and service fees up to a maximum of 0.35% of net assets annually.

    PURCHASES SUBJECT TO AN INITIAL SALES CHARGE. The amount of the initial sales charge you pay when you buy class A shares differs depending upon the amount you invest, as follows:


                                                 SALES CHARGE* AS PERCENTAGE OF:
                                                 -------------------------------


                                                    Offering        Net Amount
    Amount of Purchase                                Price          Invested

    Less than $100,000                                   4.75%           4.99%
    $100,000 but less than $250,000                      4.00            4.17
    $250,000 but less than $500,000                      2.95            3.04
    $500,000 but less than $1,000,000                    2.20            2.25
    $1,000,000 or more                                  None**          None**


    ------


* Because of rounding in the calculation of offering price, actual sales charges you pay may be more or less than those calculated using these percentages.
**        A 1% CDSC will apply to such purchases, as discussed below.


    PURCHASES SUBJECT TO A CDSC (BUT NOT AN INITIAL SALES CHARGE). You pay no initial sales charge when you invest $1 million or more in class A shares. However, a CDSC of 1% will be deducted from your redemption proceeds if you redeem within 12 months of your purchase. This pricing structure also applies to investments in class A shares by certain retirement plans, as described in Appendix B.


o   CLASS B SHARES

    You may purchase class B shares at net asset value without an initial sales charge, but if you redeem your shares within the first six years you may be subject to a CDSC (declining from 4.00% during the first year to 0% after six years). Class B shares have annual distribution and service fees up to a maximum of 1.00% of net assets annually.

    The CDSC is imposed according to the following schedule:


                                                        CONTINGENT DEFERRED
    YEAR OF REDEMPTION AFTER PURCHASE                       SALES CHARGE
    -----------------------------------------------------------------------


    First                                                         4%
    Second                                                        4%
    Third                                                         3%
    Fourth                                                        3%
    Fifth                                                         2%
    Sixth                                                         1%
    Seventh and following                                         0%

    If you hold class B shares for approximately eight years, they will convert to class A shares of the fund. All class B shares you purchased through the reinvestment of dividends and distributions will be held in a separate sub-account. Each time any class B shares in your account convert to class A shares, a proportionate number of the class B shares in the sub-account will also convert to class A shares.

o   CALCULATION OF CDSC

    As discussed above, certain investments in class A and B shares will be subject to a CDSC. Three different aging schedules apply to the calculation of the CDSC:

    o Purchases of class A shares made on any day during a calendar month will age one month on the last day of the month, and each subsequent month.

    o Purchases of class B shares on or after January 1, 1993, made on any day during a calendar month will age one year at the close of business on the last day of that month in the following calendar year, and each subsequent year.

    o Purchases of class B shares prior to January 1, 1993 made on any day during a calendar year will age one year at the close of business on December 31 of that year, and each subsequent year.

    No CDSC is assessed on the value of your account represented by appreciation or additional shares acquired through the automatic reinvestment of dividends or capital gain distributions. Therefore, when you redeem your shares, only the value of the shares in excess of these amounts (i.e., Your direct investment) is subject to a CDSC.

      The CDSC will be applied in a manner that results in the CDSC being imposed at the lowest possible rate, which means that the CDSC will be applied against the lesser of your direct investment or the total cost of your shares. The applicability of a CDSC will not be affected by exchanges or transfers of registration, except as described in the SAI.

o   DISTRIBUTION AND SERVICE FEES


    The fund has adopted a plan under Rule 12b-1 that permits it to pay marketing and other fees to support the sale and distribution of class A and B shares and the services provided to you by your financial adviser. These annual distribution and service fees may equal up to 0.35% for class A shares and 1.00% for class B shares, and are paid out of the assets of these classes. Over time, these fees will increase the cost of your shares and may cost you more than paying other types of sales charges. MFS has agreed to waive its right to receive the class A service fee as described under "Expense Summary." The 0.10% per annum class A distribution fee is currently not being imposed and will be paid by the fund when the Trustees of the fund approve the fee.

  -----------------------------------------------
  VI  HOW TO PURCHASE, EXCHANGE AND REDEEM SHARES
  -----------------------------------------------

    You may purchase, exchange and redeem class A and B shares of the fund in the manner described below. In addition, you may be eligible to participate in certain investor services and programs to purchase, exchange and redeem these classes of shares, which are described in the next section under the caption "Investor Services and Programs."

o   HOW TO PURCHASE SHARES

    INITIAL PURCHASE. You can establish an account by having your financial adviser process your purchase. The minimum initial investment is $1,000. However, in the following circumstances the minimum initial investment is only $50 per account:

    o   if you establish an automatic investment plan;

    o   if you establish an automatic exchange plan; or

    o   if you establish an account under either:

        |> tax-deferred retirement programs (other than IRAs) where investments are made by means of group remittal statements; or

        |> employer sponsored investment programs.

    The minimum initial investment for IRAs is $250 per account.

    ADDING TO YOUR ACCOUNT. There are several easy ways you can make additional investments of at least $50 to your account:

    o   send a check with the returnable portion of your statement;

    o   ask your financial adviser to purchase shares on your behalf;

    o wire additional investments through your bank (call MFSC first for instructions); or

    o authorize transfers by phone between your bank account and your MFS account (the maximum purchase amount for this method is $100,000). You must elect this privilege on your account application if you wish to use it.

o   HOW TO EXCHANGE SHARES

    You can exchange your shares for shares of the same class of certain other MFS funds at net asset value by having your financial adviser process your exchange request or by contacting MFSC directly. The minimum exchange amount is generally $1,000 ($50 for exchanges made under the automatic exchange plan). Shares otherwise subject to a CDSC will not be charged a CDSC in an exchange. However, when you redeem the shares acquired through the exchange, the shares you redeem may be subject to a CDSC, depending upon when you originally purchased the shares you exchanged. For purposes of computing the CDSC, the length of time you have owned your shares will be measured from the date of original purchase and will not be affected by any exchange.

      Sales charges may apply to exchanges made from the MFS money market funds. Certain qualified retirement plans may make exchanges between the MFS funds and the MFS Fixed Fund, a bank collective investment fund, and sales charges may also apply to these exchanges. Call MFSC for information concerning these sales charges.

      Exchanges are subject to the MFS Funds' market timing policies, which are policies designed to protect the funds and their shareholders from the effect of frequent exchanges. These market timing policies are described below under the caption "Market Timing Policies." You should read the prospectus of the MFS fund into which you are exchanging and consider the differences in objectives, policies and rules before making any exchange.

o   HOW TO REDEEM SHARES

    You may redeem your shares either by having your financial adviser process your redemption or by contacting MFSC directly. The fund sends out your redemption proceeds within seven days after your request is received in good order. "Good order" generally means that the stock power, written request for redemption, letter of instruction or certificate must be endorsed by the record owner(s) exactly as the shares are registered. In addition, you need to have your signature guaranteed and/or submit additional documentation to redeem your shares. See "Signature Guarantee/ Additional Documentation" below, or contact MFSC for details (see back cover page for address and phone number).


      Under unusual circumstances such as when the New York Stock Exchange is closed, trading on the Exchange is restricted or if there is an emergency, the fund may suspend redemptions or postpone payment. If you purchased the shares you are redeeming by check, the fund may delay the payment of the redemption proceeds until the check has cleared, which may take up to 15 days from the purchase date.


    REDEEMING DIRECTLY THROUGH MFSC.

    o BY TELEPHONE. You can call MFSC to have shares redeemed from your account and the proceeds wired or mailed (depending on the amount redeemed) directly to a pre- designated bank account. MFSC will request personal or other information from you and will generally record the calls. MFSC will be responsible for losses that result from unauthorized telephone transactions if it does not follow reasonable procedures designed to verify your identity. You must elect this privilege on your account application if you wish to use it.

    o BY MAIL. To redeem shares by mail, you can send a letter to MFSC with the name of your fund, your account number, and the number of shares or dollar amount to be sold.

    REDEEMING THROUGH YOUR FINANCIAL ADVISER. You can call your financial adviser to process a redemption on your behalf. Your financial adviser will be responsible for furnishing all necessary documents to MFSC and may charge you for this service.

    SIGNATURE GUARANTEE/ADDITIONAL DOCUMENTATION. In order to protect against fraud, the fund requires that your signature be guaranteed in order to redeem your shares. Your signature may be guaranteed by an eligible bank, broker, dealer, credit union, national securities exchange, registered securities association, clearing agency, or savings association. MFSC may require additional documentation for certain types of registrations and transactions. Signature guarantees and this additional documentation shall be accepted in accordance with policies established by MFSC, and MFSC may make certain de minimis exceptions to these requirements.

o   OTHER CONSIDERATIONS

    RIGHT TO REJECT PURCHASE AND EXCHANGE ORDERS. Purchases and exchanges should be made for investment purposes only. The MFS Funds each reserve the right to reject or restrict any specific purchase or exchange request. Because an exchange request involves both a request to redeem shares of one fund and to purchase shares of another fund, the MFS Funds consider the underlying redemption and purchase requests conditioned upon the acceptance of each of these underlying requests. Therefore, in the event that the MFS Funds reject an exchange request, neither the redemption nor the purchase side of the exchange will be processed.

    MARKET TIMING POLICIES. The MFS Funds are not designed for professional market timing organizations or other entities using programmed or frequent exchanges. The MFS Funds define a "market timer" as an individual, or organization acting on behalf of one or more individuals, if:

    o the individual or organization makes during the calendar year either (i) six or more exchange requests among the MFS Funds or (ii) three or more exchange requests out of any of the MFS high yield bond funds or MFS municipal bond funds; and

    o any one of such exchange requests represents shares equal in value to $1 million or more.

    Accounts under common ownership or control, including accounts administered by market timers, will be aggregated for purposes of this definition.

      The MFS Funds may impose specific limitations on market timers, including:

    o delaying for up to seven days the purchase side of an exchange request by market timers;

    o rejecting or otherwise restricting purchase or exchange requests by market timers; and

    o   permitting exchanges by market timers only into certain MFS funds.

    REINSTATEMENT PRIVILEGE. After you have redeemed shares, you have a one-time right to reinvest the proceeds within 90 days of the redemption at the current net asset value (without an initial sales charge). If the redemption involved a CDSC, your account will be credited with the appropriate amount of the CDSC paid; however, your new shares will be subject to a CDSC which will be determined from the date you originally purchased the shares redeemed. This privilege applies to shares of the MFS money market funds only under certain circumstances.

    IN-KIND DISTRIBUTIONS. The MFS funds have reserved the right to pay redemption proceeds by a distribution in-kind of portfolio securities (rather than cash). In the event that the fund makes an in-kind distribution, you could incur the brokerage and transaction charges when converting the securities to cash. The fund does not expect to make in-kind distributions, and if it does, the fund will pay, during any 90-day period, your redemption proceeds in cash up to either $250,000 or 1% of the fund's net assets, whichever is less.

    INVOLUNTARY REDEMPTIONS/SMALL ACCOUNTS. Because it is costly to maintain small accounts, the MFS funds have generally reserved the right to automatically redeem shares and close your account when it contains less than $500 due to your redemptions or exchanges. Before making this automatic redemption, you will be notified and given 60 days to make additional investments to avoid having your shares redeemed.

  -----------------------------------
  VII  INVESTOR SERVICES AND PROGRAMS
  -----------------------------------

    As a shareholder of the fund, you have available to you a number of services and investment programs. Some of these services and programs may not be available to you if your shares are held in the name of your financial adviser or if your investment in the fund is made through a retirement plan.

o   DISTRIBUTION OPTIONS

    The following distribution options are generally available to all accounts and you may change your distribution option as often as you desire by notifying MFSC:

    o Dividends and capital gain distributions reinvested in additional shares (this option will be assigned if no other option is specified);

    o Dividends in cash; capital gain distributions reinvested in additional shares; or

    o   Dividends and capital gain distributions in cash.

    Reinvestments (net of any tax withholding) will be made in additional full and fractional shares of the same class of shares at the net asset value as of the close of business on the record date. Dividends and capital gain distributions in amounts less than $10 will automatically be reinvested in additional shares of the fund. If you have elected to receive dividends and/or capital gain distributions in cash, and the postal or other delivery service is unable to deliver checks to your address of record, or you do not respond to mailings from MFSC with regard to uncashed distribution checks, your distribution option will automatically be converted to having all dividends and other distributions reinvested in additional shares. Your request to change a distribution option must be received by MFSC by the record date for a dividend or distribution in order to be effective for that dividend or distribution. No interest will accrue on amounts represented by uncashed distribution or redemption checks.

o   PURCHASE AND REDEMPTION PROGRAMS

    For your convenience, the following purchase and redemption programs are made available to you with respect to class A and B shares, without extra charge:

    AUTOMATIC INVESTMENT PLAN. You can make cash investments of $50 or more through your checking account or savings account on any day of the month. If you do not specify a date, the investment will automatically occur on the first business day of the month.

    AUTOMATIC EXCHANGE PLAN. If you have an account balance of at least $5,000 in any MFS fund, you may participate in the automatic exchange plan, a dollar-cost averaging program. This plan permits you to make automatic monthly or quarterly exchanges from your account in an MFS fund for shares of the same class of shares of other MFS funds. You may make exchanges of at least $50 to up to six different funds under this plan. Exchanges will generally be made at net asset value without any sales charges. If you exchange shares out of the MFS Money Market Fund or MFS Government Money Market Fund, or if you exchange class A shares out of the MFS Cash Reserve Fund, into class A shares of any other MFS fund, you will pay the initial sales charge if you have not already paid this charge on these shares.

    REINVEST WITHOUT A SALES CHARGE. You can reinvest dividend and capital gain distributions into your account without a sales charge to add to your investment easily and automatically.

    DISTRIBUTION INVESTMENT PROGRAM. You may purchase shares of any MFS fund without paying an initial sales charge or a CDSC upon redemption by automatically reinvesting a minimum of $50 of dividend and capital gain distributions from the same class of another MFS fund.

    LETTER OF INTENT (LOI). If you intend to invest $100,000 or more in the MFS funds (including the MFS Fixed Fund) within 13 months, you may buy class A shares of the fund alone or in combination with class B and class C shares of any other MFS funds (or the MFS Fixed Fund) at the reduced sales charge as though the total amount were invested in class A shares in one lump sum. If you intend to invest $1 million or more under this program, the time period is extended to 36 months. If the intended purchases are not completed within the time period, shares will automatically be redeemed from a special escrow account established with a portion of your investment at the time of purchase to cover the higher sales charge you would have paid had you not purchased your shares through this program.

    RIGHT OF ACCUMULATION. You will qualify for a lower sales charge on your purchases of class A shares when your new investment in class A shares, together with the current (offering price) value of all your holdings in the MFS funds (including the MFS Fixed Fund), reaches a reduced sales charge level.

    SYSTEMATIC WITHDRAWAL PLAN. You may elect to automatically receive (or designate someone else to receive) regular periodic payments of at least $100. Each payment under this systematic withdrawal is funded through the redemption of your fund shares. For class B shares, you can receive up to 10% (15% for certain IRA distributions) of the value of your account through these payments in any one year (measured at the time you establish this plan). You will incur no CDSC on class B shares redeemed under this plan. For class A shares, there is no similar percentage limitation; however, you may incur the CDSC (if applicable) when class A shares are redeemed under this plan.

    FREE CHECKWRITING. You may redeem your class A shares by writing checks against your account. Checks must be for at least $500 and investments made by check must have been in your account for at least 15 days before you can write checks against them. There is no charge for this service. To authorize your account for checkwriting, contact MFSC (see back cover page for address and phone number).

      Shares in your account equal in value to the amount of the check plus the applicable CDSC (if any) and any income tax required to be withheld (if any) are redeemed to cover the amount of the check. If your account value is not great enough to cover these amounts, your check will be dishonored.

  -----------------------
  VIII  OTHER INFORMATION
  -----------------------

o   PRICING OF FUND SHARES

    The price of each class of the fund's shares is based on its net asset value. The net asset value of each class of shares is determined at the close of regular trading each day that the New York Stock Exchange is open for trading (generally, 4:00 p.m., Eastern time) (referred to as the valuation time). To determine net asset value, the fund values its assets at current market values, or at fair value as determined by the Adviser under the direction of the Board of Trustees that oversees the fund if current market values are unavailable. Fair value pricing may be used by the fund when current market values are unavailable or when an event occurs after the close of the exchange on which the fund's portfolio securities are principally traded that is likely to have changed the value of the securities. The use of fair value pricing by the fund may cause the net asset value of its shares to differ significantly from the net asset value that would be calculated using current market values.

      You will receive the net asset value next calculated, after the deduction of applicable sales charges and any required tax withholding, if your order is complete (has all required information) and MFSC receives your order by:

    o the valuation time, if placed directly by you (not through a financial adviser such as a broker or bank) to MFSC; or

    o MFSC's close of business, if placed through a financial adviser, so long as the financial adviser (or its authorized designee) received your order by the valuation time.

    The fund invests in certain securities which are primarily listed on foreign exchanges that trade on weekends and other days when the fund does not price its shares. Therefore, the value of the fund's shares may change on days when you will not be able to purchase or redeem the fund's shares.

o   DISTRIBUTIONS

    The fund intends to pay substantially all of its net income (including net short-term capital gain) to shareholders as dividends at least monthly. Any long-term capital gains will be distributed at least annually.

o   TAX CONSIDERATIONS

    The following discussion is very general. You are urged to consult your tax adviser regarding the effect that an investment in the fund may have on your particular tax situation.

o TAXABILITY OF DISTRIBUTIONS. As long as the fund qualifies for treatment as a regulated investment company (which it has in the past and intends to do in the future), it pays no federal income tax on the earnings it distributes to shareholders.

      You will normally have to pay federal income taxes, and any state or local taxes, on the distributions you receive from the fund, whether you take the distributions in cash or reinvest them in additional shares. Distributions designated as capital gain dividends are taxable as long-term capital gains. Other distributions are generally taxable as ordinary income. Some dividends paid in January may be taxable as if they had been paid the previous December.

      The Form 1099 that is mailed to you every January details your distributions and how they are treated for federal tax purposes.

      Fund distributions will reduce the fund's net asset value per share. Therefore, if you buy shares shortly before the record date of a distribution, you may pay the full price for the shares and then effectively receive a portion of the purchase price back as a taxable distribution.

      If you are neither a citizen nor a resident of the U.S., the fund will withhold U.S. federal income tax at the rate of 30% on taxable dividends and other payments that are subject to such withholding. You may be able to arrange for a lower withholding rate under an applicable tax treaty if you supply the appropriate documentation required by the fund. The fund is also required in certain circumstances to apply backup withholding at the rate of 31% on taxable dividends and redemption proceeds paid to any shareholder (including a shareholder who is neither a citizen nor a resident of the U.S.) who does not furnish to the fund certain information and certifications or who is otherwise subject to backup withholding. Backup withholding will not, however, be applied to payments that have been subject to 30% withholding. Prospective investors should read the fund's Account Application for additional information regarding backup withholding of federal income tax.

    TAXABILITY OF TRANSACTIONS. When you redeem, sell or exchange shares, it is generally considered a taxable event for you. Depending on the purchase price and the sale price of the shares you redeem, sell or exchange, you may have a gain or a loss on the transaction. You are responsible for any tax liabilities generated by your transaction.

o   UNIQUE NATURE OF FUND

    MFS may serve as the investment adviser to other funds which have similar investment goals and principal investment policies and risks to the fund, and which may be managed by the fund's portfolio manager(s). While the fund may have many similarities to these other funds, its investment performance will differ from their investment performance. This is due to a number of differences between the funds, including differences in sales charges, expense ratios and cash flows.


o   YEAR 2000 READINESS DISCLOSURE

    The fund could be adversely affected if the computer systems used by MFS, the fund's other service providers or the companies in which the fund invests do not properly process date-related information from and after January 1, 2000 (the "Year 2000 Issue"). MFS recognizes the importance of the Year 2000 Issue and, to address Year 2000 compliance, created a separately funded Year 2000 Program Management Office in 1996 comprised of a specialized staff reporting directly to MFS senior management. The Office, with the help of external consultants, is responsible for overall coordination, strategy formulation, communications and issue resolution with respect to Year 2000 Issues. While MFS systems will be tested for Year 2000 readiness before the turn of the century, there are significant systems interdependencies in the domestic and foreign markets for securities, the business environments in which companies held by the fund operate and in MFS' own business environment. MFS has been working with the fund's other service providers to identify and respond to potential problems with respect to Year 2000 readiness and to develop contingency plans. Year 2000 readiness is also one of the factors considered by MFS in its ongoing assessment of companies in which the fund invests. There can be no assurance, however, that these steps will be sufficient to avoid any adverse impact on the fund.


o   PROVISION OF ANNUAL AND SEMIANNUAL REPORTS

    To avoid sending duplicate copies of materials to households, only one copy of the fund's annual and semiannual report will be mailed to shareholders having the same residential address on the fund's records. However, any shareholder may contact MFSC (see back cover for address and phone number) to request that copies of these reports be sent personally to that shareholder.

  ------------------------
  IX  FINANCIAL HIGHLIGHTS
  ------------------------


    The financial highlights table is intended to help you understand the fund's financial performance for the past 5 years, or, if the fund has not been in operation that long, since the time it commenced investment operations. Certain information reflects financial results for a single fund share. The total returns in the table represent the rate by which an investor would have earned (or lost) on an investment in the fund (assuming reinvestment of all distributions). This information has been audited by the fund's independent auditors, whose report, together with the fund's financial statements, are included in the fund's Annual Report to shareholders. The fund's Annual Report is available upon request by contacting MFSC (see back cover for address and telephone number). These financial statements are incorporated by reference into the SAI. The fund's independent auditors are Deloitte & Touche LLP.

    CLASS A SHARES
    ..........................................................................

                                                                              YEAR ENDED NOVEMBER 30,
                                                    -------------------------------------------------------------------------------
                                                      1998              1997              1996             1995            1994
    -------------------------------------------------------------------------------------------------------------------------------
    Per share data (for a share outstanding
      throughout each period):
    Net asset value -- beginning of period            $ 8.39            $ 8.57            $ 8.59           $ 7.96          $ 8.94
                                                      ------            ------            ------           ------          ------
    Income from investment operations# --
      Net investment income(S)                        $ 0.53            $ 0.55            $ 0.55           $ 0.57          $ 0.59
      Net realized and unrealized gain (loss)
        on investments and foreign currency
        transactions                                   (0.05)            (0.18)            (0.01)            0.61           (0.95)
                                                      ------            ------            ------           ------          ------
          Total from investment operations            $ 0.48            $ 0.37            $ 0.54           $ 1.18          $(0.36)
                                                      ------            ------            ------           ------          ------
    Less distributions declared to shareholders--
      From net investment income                      $(0.52)           $(0.55)           $(0.56)          $(0.55)         $ --
      In excess of net investment income+++             --                --               (0.00)            --              --
      From paid-in capital                             (0.06)             --                --               --             (0.62)
                                                      ------            ------            ------           ------          ------
        Total distributions declared to
          shareholders                                $(0.58)           $(0.55)           $(0.56)          $(0.55)         $(0.62)
                                                      ------            ------            ------           ------          ------
    Net asset value -- end of period                  $ 8.29            $ 8.39            $ 8.57           $ 8.59          $ 7.96
                                                      ------            ------            ------           ------          ------
    Total return(+)                                    5.86%             4.59%             6.61%           15.40%         (4.27)%
    Ratios (to average net assets)/
      Supplemental data(S):
      Expenses##                                       1.12%             1.17%             1.17%            1.14%           1.18%
      Net investment income                            6.33%             6.63%             6.58%            6.81%           7.10%
    Portfolio turnover                                  173%              226%              288%             275%            211%
    Net assets at end of period (000 omitted)        $44,116           $30,833           $21,291          $12,659          $3,432

    ------
      #  Per share data are based on average shares outstanding.
     ##  The fund has an expense offset arrangement which reduces the fund's custodian fee based upon the amount of cash maintained by the fund with its custodian and dividend disbursing agent. For fiscal years ending after September 1, 1995, the fund's expenses are calculated without reduction for this expense offset arrangement.
    (+)  Total returns for class A shares do not include the applicable sales charge. If the charge had been included, the results would have been lower.
    +++  For the year ended November 30, 1996, the per share distribution in excess of net investment income was less than $0.01.
    (S)  The investment adviser waived a portion of its management fee for certain of the periods indicated. If the fee had been incurred by the fund, the net investment income per share and the ratios would have been:

         Net investment income                        $ 0.52              --                --               --              --

         Ratios (to average net assets):
            Expenses##                                 1.15%              --                --               --              --
            Net investment income                      6.30%              --                --               --              --

    CLASS B SHARES
    ..........................................................................

                                                                             YEAR ENDED NOVEMBER 30,
                                                    -------------------------------------------------------------------------------
                                                      1998              1997              1996             1995            1994
    -------------------------------------------------------------------------------------------------------------------------------
    Per share data (for a share outstanding
      throughout each period):
    Net asset value -- beginning of period            $ 8.40            $ 8.57            $ 8.58           $ 7.96          $ 8.93
                                                      ------            ------            ------           ------          ------
    Income from investment operations# --
      Net investment income(S)                        $ 0.44            $ 0.47            $ 0.46           $ 0.48          $ 0.47
      Net realized and unrealized gain (loss)
        on investments and foreign currency
        transactions                                   (0.04)            (0.18)            (0.01)            0.61           (0.92)
                                                      ------            ------            ------           ------          ------
          Total from investment operations            $ 0.40            $ 0.29            $ 0.45           $ 1.09          $(0.45)
                                                      ------            ------            ------           ------          ------
    Less distributions declared to shareholders--
      From net investment income                      $(0.43)           $(0.46)           $(0.46)          $(0.47)        $  --
      In excess of net investment income+++             --                --               (0.00)            --              --
      From paid-in capital                             (0.05)             --                --               --             (0.52)
                                                      ------            ------            ------           ------          ------
          Total distributions declared to
            shareholders                              $(0.48)           $(0.46)           $(0.46)          $(0.47)         $(0.52)
                                                      ------            ------            ------           ------          ------
      Net asset value -- end of period                $ 8.32            $ 8.40            $ 8.57           $ 8.58          $ 7.96
                                                      ------            ------            ------           ------          ------
    Total return                                       4.86%             3.57%             5.52%           14.12%         (5.24)%
    Ratios (to average net assets)/
      Supplemental data(S):
      Expenses##                                       2.12%             2.19%             2.24%            2.23%           2.22%
      Net investment income                            5.30%             5.61%             5.47%            5.79%           5.60%
    Portfolio turnover                                  173%              226%              288%             275%            211%
    Net assets at end of period (000 omitted)        $89,345          $119,436          $171,148         $232,312        $292,619

    ------
      #  Per share data are based on average shares outstanding.
     ##  The fund has an expense offset arrangement which reduces the fund's custodian fee based upon the amount of cash maintained by the fund with its custodian and dividend disbursing agent. For fiscal years ending after September 1, 1995, the fund's expenses are calculated without reduction for this expense offset arrangement.
    +++  For the year ended November 30, 1996, the per share distribution in excess of net investment income was less than $0.01.
    (S)  The investment adviser waived a portion of its management fee for certain of the periods indicated. If the fee had been incurred by the fund, the net investment income per share and the ratios would have been:

         Net investment income                        $ 0.44              --                --               --              --
         Ratios (to average net assets):
          Expenses##                                   2.15%              --                --               --              --
          Net investment income                        5.27%              --                --               --              --

  ----------
  APPENDIX A
  ----------


o   INVESTMENT TECHNIQUES AND PRACTICES


    In pursuing its investment objective, the fund may engage in the following investment techniques and practices, which are described, together with their risks, in the SAI. Investment techniques and practices which are the principal focus of the fund are also described in the Risk Return Summary of the Prospectus.


    INVESTMENT TECHNIQUES/PRACTICES
    ..........................................................................
    SYMBOLS                   x  permitted                  -- not permitted
    --------------------------------------------------------------------------

    Debt Securities
      Asset-Backed Securities
        Collateralized Mortgage Obligations and Multiclass
          Pass-Through Securities                                   x
        Corporate Asset-Backed Securities                           x
        Mortgage Pass-Through Securities                            x
        Stripped Mortgage-Backed Securities                         x
      Corporate Securities                                          x
      Loans and Other Direct Indebtedness                           x
      Lower Rated Bonds                                             x
      Municipal Bonds                                               --
      Speculative Bonds                                             x
      U.S. Government Securities                                    x
      Variable and Floating Rate Obligations                        x
      Zero Coupon Bonds, Deferred Interest Bonds and PIK Bonds      x
    Equity Securities                                               --
    Foreign Securities Exposure
      Brady Bonds                                                   x
      Depositary Receipts                                           --
      Dollar-Denominated Foreign Debt Securities                    x
      Emerging Markets                                              x
      Foreign Securities                                            x
    Forward Contracts                                               x
    Futures Contracts                                               x
    Indexed Securities/Structured Products                          x
    Inverse Floating Rate Obligations                               x
    Investment in Other Investment Companies
      Open-End Funds                                                x
      Closed-End Funds                                              x
    Lending of Portfolio Securities                                 x
    Leveraging Transactions


      Bank Borrowings                                               --*
      Mortgage "Dollar-Roll" Transactions                           --*
      Reverse Repurchase Agreements                                 --*


    Options
      Options on Foreign Currencies                                 x
      Options on Futures Contracts                                  x
      Options on Securities                                         x
      Options on Stock Indices                                      x
      Reset Options                                                 x
      "Yield Curve" Options                                         x
    Repurchase Agreements                                           x
    Restricted Securities                                           x


    Short Sales                                                     --*


    Short Sales Against the Box                                     --
    Short Term Instruments                                          x
    Swaps and Related Derivative Instruments                        x
    Temporary Borrowings                                            x
    Temporary Defensive Positions                                   x
    Warrants                                                        --
    "When-Issued" Securities                                        x


    ------------
    * May only be changed with shareholder approval.

  ----------
  APPENDIX B
  ----------


o   SALES CHARGE CATEGORIES AVAILABLE TO CERTAIN RETIREMENT PLANS

    Purchases made under the following four categories are not subject to an initial sales charge. However, a CDSC of 1% will be deducted from redemption proceeds if the redemption is made within 12 months of purchase. The CDSC is based on the value of the shares redeemed (excluding reinvested dividend and capital gain distributions) or the total cost of the shares, whichever is less.

    o Investments in class A shares by certain retirement plans subject to the Employee Retirement Income Security Act of 1974, as amended (referred to as ERISA), if, prior to July 1, 1996

        |> the plan had established an account with MFSC; and

        |> the sponsoring organization had demonstrated to the satisfaction of MFD that either;

          + the employer had at least 25 employees; or

          + the total purchases by the retirement plan of class A shares of the MFS Family of Funds (the MFS Funds) would be in the amount of at least $250,000 within a reasonable period of time, as determined by MFD in its sole discretion.

    o Investments in class A shares by certain retirement plans subject to ERISA, if

        |> the retirement plan and/or sponsoring organization participates in the MFS Fundamental 401(k) Program or any similar recordkeeping system made available by MFSC (referred to as the MFS participant recordkeeping system);

        |> the plan establishes an account with MFSC on or after July 1, 1996;

        |> the total purchases by the retirement plan of class A shares of the MFS Funds will be in the amount of at least $500,000 within a reasonable period of time, as determined by MFD in its sole discretion; and

        |> the plan has not redeemed its class B shares in the MFS Funds in order to purchase class A shares under this category.

    o Investments in class A shares by certain retirement plans subject to ERISA, if

        |> the plan establishes an account with MFSC on or after July 1, 1996;
           and

        |> the plan has, at the time of purchase, a market value of $500,000 or more invested in shares of any class or classes of the MFS Funds.


           THE RETIREMENT PLAN WILL QUALIFY UNDER THIS CATEGORY ONLY IF THE PLAN OR ITS SPONSORING ORGANIZATION INFORMS MFSC PRIOR TO THE PURCHASES THAT THE PLAN HAS A MARKET VALUE OF $500,000 OR MORE INVESTED IN SHARES OF ANY CLASS OR CLASSES OF THE MFS FUNDS; MFSC HAS NO OBLIGATION INDEPENDENTLY TO DETERMINE WHETHER SUCH A PLAN QUALIFIES UNDER THIS CATEGORY; AND


    o Investments in class A shares by certain retirement plans subject to ERISA, if

        |> the plan establishes an account with MFSC on or after July 1, 1997;

        |> the plan's records are maintained on a pooled basis by MFSC; and

        |> the sponsoring organization demonstrates to the satisfaction of MFD that, at the time of purchase, the employer has at least 200 eligible employees and the plan has aggregate assets of at least $2,000,000.

    MFS(R) INTERMEDIATE INCOME FUND


    If you want more information about the fund, the following documents are available free upon request:


    ANNUAL/SEMIANNUAL REPORTS. These reports contain information about the fund's actual investments. Annual reports discuss the effect of recent market conditions and the fund's investment strategy on the fund's performance during its last fiscal year.

    STATEMENT OF ADDITIONAL INFORMATION (SAI). The SAI, dated April 1, 1999, provides more detailed information about the fund and is incorporated into this prospectus by reference.


      YOU CAN GET FREE COPIES OF THE ANNUAL/SEMIANNUAL REPORTS, THE SAI AND OTHER INFORMATION ABOUT THE FUND, AND MAKE INQUIRIES ABOUT THE FUND, BY
    CONTACTING:

        MFS Service Center, Inc.
        500 Boylston Street
        Boston, MA 02116-3741
        Telephone: 1-800-225-2606
        Internet: http://www.mfs.com


    Information about the fund (including its prospectus, SAI and shareholder reports) can be reviewed and copied at the:

        Public Reference Room
        Securities and Exchange Commission
        Washington, D.C., 20549-6009

    Information on the operation of the Public Reference Room may be obtained by calling the Commission at 1-800-SEC-0330. Reports and other information about the fund are available on the Commission's Internet website at http://www.sec.gov, and copies of this information may be obtained, upon payment of a duplicating fee, by writing the Public Reference Section at the above address.


        The fund's Investment Company Act file number is 811-4775.

                                                      MII-1 3/99 101M 05/205/805